Exhibit 99.1

NEWS RELEASE GOODYEAR REPORTS FOURTH QUARTER, FULL-YEAR 2021 RESULTS Net sales growth of 38% compared with the fourth quarter of 2020, 12% growth excluding the Cooper Tire transaction

FOR IMMEDIATE RELEASE

>  GLOBAL HEADQUARTERS:

200 INNOVATION WAY,

AKRON, OHIO 44316-0001

>  MEDIA WEBSITE:

  WWW.GOODYEARNEWSROOM.COM

>  MEDIA CONTACT:

ED MARKEY

330.796.8801

  EMARKEY@GOODYEAR.COM

>  ANALYST CONTACT:

CHRISTIAN GADZINSKI

330.796.2750

  CHRISTIAN_GADZINSKI@GOODYEAR.COM

Fourth quarter Goodyear net income of $553 million; adjusted net income of $162 million

Merger-adjusted segment operating income of $398 million, up 32% compared to the fourth quarter of 2020

Continued global market share growth during the quarter

Price/mix exceeded raw materials during the quarter by more than $110 million; revenue per tire up 11%, excluding currency impact

Full-year cash flow from operating activities of $1.1 billion

AKRON, Ohio, Feb. 11, 2022 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full year of 2021.

“We achieved our highest fourth quarter revenue in nearly 10 years as demand for our products remained strong and we captured higher selling prices,” said Richard J. Kramer, chairman, chief executive officer and president. “With the addition of Cooper Tire, our merger-adjusted segment operating income was significantly above last year and over 60% higher than fourth quarter 2019.”

“Looking ahead, we expect inflationary pressures to persist over the next several quarters. We remain focused on executing strategies to capture value in the marketplace and managing our costs,” continued Kramer.

“We are pleased with the pace of our integration of Cooper Tire and we continue to make solid progress toward the increased synergy targets we shared in November,” added Kramer. “I am confident we have positioned our business to deliver strong sales and earnings growth over the long-term.”

Goodyear’s fourth quarter 2021 sales were $5.1 billion, up 38% from a year ago. The increase was driven by the Cooper Tire merger, improvements in price/mix, increased sales from other tire-related businesses and higher volume.

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Tire unit volumes totaled 48.6 million, up 29% from the prior year’s period. Replacement tire unit volume increased 39%, reflecting the addition of Cooper Tire unit volume and market share gains. Original equipment unit volume decreased 1%, reflecting lower vehicle production, which continued to be affected by shortages of components and materials, partially offset by market share gains in the legacy Goodyear business.

Goodyear’s fourth quarter 2021 net income was $553 million ($1.93 per share) compared to net income of $63 million (27 cents per share) a year ago. There were several significant items in the period, including a non-cash net benefit of $379 million related to discrete income tax items, driven by a $325 million reduction in valuation allowances on certain U.S. deferred tax assets for foreign tax credits. The reduced valuation allowance reflected the benefit of Cooper Tire U.S. income and synergies, as well as tax planning actions.

Other significant items included, on a pre-tax basis, a gain of $20 million related to a tariff-rate change, an insurance recovery of $10 million, net gains of $10 million associated with asset sales, pension settlement charges of $13 million and rationalization charges of $12 million.

Fourth quarter 2021 adjusted net income was $162 million (57 cents per share) compared to adjusted net income of $103 million (44 cents per share) in the prior year’s quarter. Per share amounts are diluted.

The company reported segment operating income of $391 million in the fourth quarter of 2021, up $89 million from a year ago. The company also reported merger-adjusted segment operating income of $398 million, which excludes incremental amortization of Cooper Tire intangible assets. The increase in segment operating income primarily reflects improvements in price/mix, the Cooper Tire merger and impacts of higher volume, including increased factory utilization. These factors were partially offset by higher raw material costs, inflationary cost pressures in wages, benefits, transportation and energy, and increased U.S. manufacturing costs related to higher employee turnover. The reported results include Cooper Tire operating income of $149 million, which includes $7 million of incremental amortization of Cooper Tire intangible assets.

Full-Year Results

Goodyear’s 2021 net sales were $17.5 billion, a 42% increase from the 2020 period, primarily due to the Cooper Tire merger, higher volume, improvements in price/mix and increased sales from other tire-related businesses.

Tire unit volumes totaled 169.3 million, up 34% from 2020. Replacement tire shipments increased 41%. This growth included additional tire unit volume related to the Cooper Tire merger, which closed on June 7, 2021, the benefit of stronger industry demand and improved market share. Original equipment volume increased 13%, driven by higher global vehicle production in the second quarter and market share gains.

Goodyear’s 2021 net income was $764 million ($2.89 per share) compared to a net loss of $1.3 billion ($5.35 per share) in the prior year’s period. The period included several significant items. Among these were a non-cash net benefit of $409 million related to discrete income tax adjustments, driven by a $325 million reduction in valuation allowances on certain U.S. deferred tax assets for foreign tax credits. Other significant items included, on a pre-tax basis, a $114 million benefit related to a Brazilian Supreme Court ruling with respect to indirect taxes, a gain of $20 million related to a tariff-rate change, net gains of $20 million associated with asset sales, an insurance recovery of $10 million, amortization of Cooper Tire inventory step-up adjustments of $110 million and transaction and other costs of $56 million (both in connection with the Cooper Tire merger), rationalization charges of $93 million, an estimated negative impact of $54 million related to a severe winter storm in the U.S., and pension settlement charges of $43 million.

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Goodyear’s 2020 net income included a non-cash charge of $295 million related to a valuation allowance on certain deferred tax assets for foreign tax credits and, on a pre-tax basis, a non-cash impairment charge of $182 million to reduce the carrying value of goodwill in the Europe, Middle East and Africa business, a non-cash asset impairment charge of $148 million to reduce the carrying value of an equity interest in TireHub, and rationalization charges of $159 million, primarily associated with the closure of a manufacturing facility in Gadsden, Alabama.

Full-year 2021 adjusted net income was $553 million ($2.09 per share), compared to an adjusted net loss of $448 million ($1.91 per share) in 2020. Per share amounts are diluted.

The company reported segment operating income of $1.3 billion in 2021, up $1.3 billion from a year ago. The company also reported merger-adjusted segment operating income of $1.4 billion, which excludes certain costs triggered by the Cooper Tire merger. The increase in segment operating income primarily reflects improvements in price/mix, the impacts of higher volume, including increased factory utilization, the Cooper Tire merger, higher earnings from other tire-related businesses, and the benefits of cost saving actions. These factors were partially offset by higher raw material costs, the nonrecurrence of benefits related to temporary cost reductions during last year’s pandemic shutdown, inflationary cost pressures in wages, benefits, transportation and energy, and increased U.S. manufacturing costs related to higher employee turnover. Segment operating income also benefited from $69 million related to a Brazilian Supreme Court ruling with respect to indirect taxes. This benefit was partly offset by the adverse effects of a severe winter storm in the U.S., which are estimated at $42 million. The reported results include Cooper Tire operating income of $181 million, which includes $110 million of amortization of Cooper Tire inventory step-up adjustments, $18 million incremental amortization of Cooper Tire intangible assets and $6 million of other transaction-related items.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Total Segment Operating Income (Loss) and Margin; Merger-Adjusted Segment Operating Income (Loss) and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings (Loss) per Share, reflecting the impact of certain significant items on the 2021 and 2020 periods.

Business Segment Results

Americas

	Fourth Quarter		Twelve Months
(in millions)	2021	2020	2021	2020

Tire Units	25.5	17.5	85.9	56.7
Net Sales	$3,041	$1,926	$10,051	$6,556
Segment Operating Income	308	190	914	9
Segment Operating Margin	10.1%	9.9%	9.1%	0.1%

Americas’ fourth quarter 2021 sales of $3.0 billion were 58% higher than in 2020, driven by the Cooper Tire merger, improvements in price/mix, and increased sales from other tire-related businesses. Tire unit volume increased 45%. Replacement tire unit volume increased 58%. Excluding the impact of Cooper Tire, U.S. consumer replacement volume increased 3%. Original equipment unit volume decreased 6%, reflecting lower vehicle production, which continued to be affected by shortages of components and materials, partially offset by market share gains in the legacy Goodyear business.

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Fourth quarter 2021 segment operating income of $308 million was up $118 million from the prior year’s quarter. The increase was driven by improvements in price/mix and the Cooper Tire merger. These factors were partially offset by higher raw material costs, inflationary cost pressures in wages, benefits, transportation and energy, and temporary labor inefficiencies in the U.S. given increased staffing and training. The reported results include Cooper Tire operating income of $135 million, which includes incremental amortization of Cooper Tire intangible assets of $7 million.

Europe, Middle East and Africa

	Fourth Quarter		Twelve Months
(in millions)	2021	2020	2021	2020

Tire Units	13.8	12.4	52.7	44.5
Net Sales	$1,385	$1,193	$5,243	$4,020
Segment Operating Income (Loss)	41	69	239	(72)
Segment Operating Margin	3.0%	5.8%	4.6%	(1.8)%

Europe, Middle East and Africa’s fourth quarter 2021 sales increased 16% from last year to $1.4 billion, primarily due to improvements in price/mix and the Cooper Tire merger. Tire unit volume increased 11%. Replacement tire unit volume rose 24%. Excluding the impact of the Cooper Tire merger, European consumer replacement volume increased 22%, driven by market share gains. Original equipment unit volume decreased 22%, reflecting lower vehicle production, which continued to be affected by shortages of components and materials, partially offset by market share gains.

Fourth quarter 2021 segment operating income of $41 million was down $28 million from the prior year’s quarter, driven by higher raw material costs and inflationary cost pressures in wages, benefits, transportation and energy. These factors were partially offset by improvements in price/mix and the impact of higher volume, including increased factory utilization.

Asia Pacific

	Fourth Quarter		Twelve Months
(in millions)	2021	2020	2021	2020

Tire Units	9.3	7.8	30.7	24.8
Net Sales	$628	$537	$2,184	$1,745
Segment Operating Income	42	43	135	49
Segment Operating Margin	6.7%	8.0%	6.2%	2.8%

Asia Pacific’s fourth quarter 2021 sales increased 17% to $628 million, driven by the Cooper Tire merger, improvements in price/mix, and higher volume. Tire unit volume increased 20%, driven by the addition of Cooper Tire’s units. Replacement tire unit volume increased 12%. Original equipment unit volume increased 36%.

Fourth quarter 2021 segment operating income of $42 million was down $1 million from the prior year’s quarter,

driven by higher raw material and other costs, mostly offset by improvements in price/mix, the Cooper Tire merger and higher volume.

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Cooper Tire

On June 7, Goodyear completed its announced Cooper Tire transaction. The company’s fourth quarter and full-year results incorporate the operating results of Cooper Tire since June 7. Cooper Tire sales during these periods totaled $963 million and $2.1 billion, respectively. Inventory and other assets of Cooper Tire were recorded based on their fair value on June 7 and the cost of goods sold of tires sold after that date in the second and third quarters reflect the “step-up” to fair value. Merger-adjusted segment operating income excludes the impact of this “step-up” and certain other costs triggered by the combination, which totaled $134 million for 2021, including $7 million in the fourth quarter.

The company continues to expect substantial financial benefits from the merger, including $250 million of run-rate synergies by mid-2023, excluding one-time transaction costs and accounting adjustments. The majority of the cost synergies will be related to manufacturing efficiencies, revenue growth opportunities, and developing efficient combined support organizations. Approximately $29 million of these run-rate benefits have been attained as of Dec. 31, 2021. In addition, the combination is expected to generate net present value of $450 million or more by utilizing Goodyear’s available U.S. tax attributes. These tax attributes are expected to reduce the company’s cash tax payments, positioning it to generate additional free cash flow.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. EST today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-3367 or (785) 424-1061 before 8:55 a.m. EST and providing the Conference ID “Goodyear.” A taped replay will be available by calling (888) 225-1539 or (402) 220-4972. The replay will also remain available on the website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; the impact on us of the COVID-19 pandemic; increases in the prices paid for raw materials and energy; inflationary cost pressures; delays or disruptions in our supply chain or the provision of services to us; changes in tariffs, trade agreements or trade restrictions; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; a labor strike, work stoppage, labor shortage or other similar event; work stoppages, financial difficulties, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; foreign currency translation and transaction risks; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2021	2020	2021	2020

NET SALES	$5,054	$3,656	$17,478	$12,321

Cost of Goods Sold	3,969	2,794	13,692	10,337
Selling, Administrative and General Expense	750	605	2,699	2,192
Goodwill and Other Asset Impairments	—	—	—	330
Rationalizations	12	26	93	159
Interest Expense	107	78	387	324
Other (Income) Expense	21	26	94	119

Income (Loss) before Income Taxes	195	127	513	(1,140)
United States and Foreign Tax Expense (Benefit)	(362)	60	(267)	110

Net Income (Loss)	557	67	780	(1,250)
Less: Minority Shareholders’ Net Income	4	4	16	4

Goodyear Net Income (Loss)	$553	$63	$764	$(1,254)

Goodyear Net Income (Loss) - Per Share of Common Stock

Basic	$1.95	$0.27	$2.92	$(5.35)

Weighted Average Shares Outstanding	283	235	261	234

Diluted	$1.93	$0.27	$2.89	$(5.35)

Weighted Average Shares Outstanding	287	235	264	234

Cash Dividends Declared Per Common Share	$—	$—	$—	$0.16

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(In millions, except share data)	2021	2020
Assets:
Current Assets:
Cash and Cash Equivalents	$1,088	$1,539
Accounts Receivable, less Allowance – $123 ($150 in 2020)	2,387	1,691
Inventories:
Raw Materials	958	517
Work in Process	191	143
Finished Products	2,445	1,493

	3,594	2,153
Prepaid Expenses and Other Current Assets	262	237

Total Current Assets	7,331	5,620
Goodwill	1,004	408
Intangible Assets	1,039	135
Deferred Income Taxes	1,596	1,467
Other Assets	1,106	952
Operating Lease Right-of-Use Assets	981	851
Property, Plant and Equipment, less Accumulated Depreciation – $11,130 ($10,991 in 2020)	8,345	7,073

Total Assets	$21,402	$16,506

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$4,148	$2,945
Compensation and Benefits	689	540
Other Current Liabilities	822	865
Notes Payable and Overdrafts	406	406
Operating Lease Liabilities due Within One Year	204	198
Long Term Debt and Finance Leases due Within One Year	343	152

Total Current Liabilities	6,612	5,106
Operating Lease Liabilities	819	684
Long Term Debt and Finance Leases	6,648	5,432
Compensation and Benefits	1,445	1,470
Deferred Income Taxes	135	84
Other Long Term Liabilities	559	471

Total Liabilities	16,218	13,247
Commitments and Contingent Liabilities
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 282 million in 2021 and 233 million in 2020	282	233
Capital Surplus	3,107	2,171
Retained Earnings	5,573	4,809
Accumulated Other Comprehensive Loss	(3,963)	(4,135)

Goodyear Shareholders’ Equity	4,999	3,078
Minority Shareholders’ Equity – Nonredeemable	185	181

Total Shareholders’ Equity	5,184	3,259

Total Liabilities and Shareholders’ Equity	$21,402	$16,506

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Twelve Months Ended
	December 31,
	2021	2020
Cash Flows from Operating Activities:
Net Income (Loss)	$780	$(1,250)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	883	859
Amortization and Write-Off of Debt Issuance Costs	14	11
Amortization of Inventory Fair Value Adjustment Related to the Cooper Tire Acquisition	110	—
Transaction and Other Costs Related to the Cooper Tire Acquisition	56	—
Cash Payments for Transaction and Other Costs Related to the Cooper Tire Acquisition	(42)	—
Goodwill and Other Asset Impairments	—	330
Provision for Deferred Income Taxes	(471)	23
Net Pension Curtailments and Settlements	43	18
Net Rationalization Charges	93	159
Rationalization Payments	(197)	(186)
Net (Gains) Losses on Asset Sales	(20)	2
Operating Lease Expense	295	286
Operating Lease Payments	(278)	(268)
Pension Contributions and Direct Payments	(91)	(56)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(300)	132
Inventories	(982)	713
Accounts Payable – Trade	923	26
Compensation and Benefits	64	95
Other Current Liabilities	(11)	26
Other Assets and Liabilities	193	195

Total Cash Flows from Operating Activities	1,062	1,115
Cash Flows from Investing Activities:
Acquisition of Cooper Tire, net of cash and restricted cash acquired	(1,856)	—
Capital Expenditures	(981)	(647)
Asset Dispositions	14	—
Short Term Securities Acquired	(118)	(96)
Short Term Securities Redeemed	125	96
Notes Receivable	16	(13)
Other Transactions	7	(7)

Total Cash Flows from Investing Activities	(2,793)	(667)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,095	1,651
Short Term Debt and Overdrafts Paid	(1,047)	(1,593)
Long Term Debt Incurred	9,862	6,251
Long Term Debt Paid	(8,504)	(6,059)
Common Stock Issued	9	—
Common Stock Dividends Paid	—	(37)
Transactions with Minority Interests in Subsidiaries	(13)	(10)
Debt Related Costs and Other Transactions	(93)	—

Total Cash Flows from Financing Activities	1,309	203
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(38)	(1)

Net Change in Cash, Cash Equivalents and Restricted Cash	(460)	650
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,624	974

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,164	$1,624

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income (Loss) and Margin, Merger-Adjusted Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income (Loss) is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income (Loss) as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income (Loss) and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income (Loss) is Goodyear Net Income (Loss) and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Merger-Adjusted Segment Operating Income (Loss) is Total Segment Operating Income (Loss) less the impact of the amortization of inventory step-up adjustments, the incremental amortization of intangible assets and other transaction-related items related to the Cooper Tire merger. Merger-Adjusted Segment Operating Margin is Merger-Adjusted Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Merger-Adjusted Segment Operating Income (Loss) and Margin are useful because they allow investors to understand and evaluate the aggregate value of income created by the company’s SBUs in a manner that is more comparable to the performance of The Goodyear Tire & Rubber Company and Cooper Tire & Rubber Company in the periods before the merger by adjusting for certain expenses related to the Cooper Tire merger, including amortization of the Cooper Tire inventory step-up adjustments, incremental amortization of Cooper Tire intangible assets and other transaction-related items.

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings (Loss) Per Share is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of non-cash impairment charges, rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income (Loss) and Margin, Merger-Adjusted Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share to the most directly comparable U.S. GAAP financial measures.

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Merger-Adjusted Segment Operating Income (Loss) and Margin, Segment Operating Income (Loss) and Margin

Reconciliation Table

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions)	2021	2020	2019	2021	2020	2019

Merger-Adjusted Segment Operating Income (Loss)	$398	$302	$242	$1,422	$(14)	$945
Amortization of Cooper Tire Inventory Step-up Adjustments	—	—	—	(110)	—	—
Other Transaction-related Items	—	—	—	(6)	—	—
Incremental Amortization of Cooper Tire Intangible Assets	(7)	—	—	(18)	—	—

Total Segment Operating Income (Loss)	$391	$302	$242	$1,288	$(14)	$945
Goodwill and Other Asset Impairments	—	—	—	—	(330)	—
Rationalizations	(12)	(26)	(77)	(93)	(159)	(205)
Interest Expense	(107)	(78)	(79)	(387)	(324)	(340)
Other Income (Expense)	(21)	(26)	(24)	(94)	(119)	(98)
Asset Write-offs and Accelerated Depreciation	—	(11)	(13)	(1)	(105)	(15)
Corporate Incentive Compensation Plans	(29)	(20)	(22)	(87)	(44)	(50)
Retained Expenses of Divested Operations	(2)	(3)	(3)	(12)	(8)	(10)
Other	(25)	(11)	(12)	(101)	(37)	(50)

Income (Loss) before Income Taxes	$195	$127	$12	$513	$(1,140)	$177
United States and Foreign Tax Expense (Benefit)	(362)	60	411	(267)	110	474
Less: Minority Shareholders’ Net Income (Loss)	4	4	(7)	16	4	14

Goodyear Net Income (Loss)	$553	$63	$(392)	$764	$(1,254)	$(311)

Net Sales	$5,054	$3,656	$3,713	$17,478	$12,321	$14,745
Return on Net Sales	10.9%	1.7%	(10.6)%	4.4%	(10.2)%	(2.1)%
Total Segment Operating Margin	7.7%	8.3%	6.5%	7.4%	(0.1)%	6.4%
Merger-Adjusted Segment Operating Margin	7.9%	8.3%	6.5%	8.1%	(0.1)%	6.4%

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation Tables

Fourth Quarter 2021	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$195	$(362)	$4	$553	287	$1.93
Significant Items:
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	12	2		10		0.04
Pension Settlement Charges	13	3		10		0.03
Asset and Other Sales	(5)	(2)		(3)		(0.01)
Winter Storm Impact and Insurance Recoveries from Tropical Storm Imelda	(8)	(2)		(6)		(0.02)
Indirect Tax Settlements and Discrete Tax Items	(20)	385	(3)	(402)		(1.40)

	(8)	386	(3)	(391)		(1.36)

As Adjusted	$187	$24	$1	$162	287	$0.57

Fourth Quarter 2020	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$127	$60	$4	$63	235	$0.27
Significant Items:
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	37	5		32		0.14
Indirect Tax Settlements and Discrete Tax Items	(6)	(28)		22		0.09
Environmental Remediation Charge	13	3		10		0.04
Legal Claims Related to Discontinued Operations	3	1		2		0.01
One-time Legal Settlement	(34)	(8)		(26)		(0.11)

	13	(27)	—	40		0.17

As Adjusted	$140	$33	$4	$103	235	$0.44

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Full Year 2021	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$513	$(267)	$16	$764	264	$2.89
Significant Items:
Amortization of Acquisition Related Inventory Fair Value Adjustment	110	28		82		0.31
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	94	12		82		0.31
Acquisition Related Transaction and Other Costs	56	10		46		0.17
Winter Storm Impact and Insurance Recoveries from Tropical Storm Imelda	44	8		36		0.14
Pension Settlement Charges	43	11		32		0.12
Inventory Valuation, Accrued Freight and Other Adjustments	13			13		0.05
Colombia National Strike	9			9		0.04
Debt Redemption Charges	6	1		5		0.02
Asset and Other Sales	(12)	(4)		(8)		(0.03)
Indirect Tax Settlements and Discrete Tax Items	(135)	376	(3)	(508)		(1.93)

	228	442	(3)	(211)		(0.80)

As Adjusted	$741	$175	$13	$553	264	$2.09

Full Year 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$(1,140)	$110	$4	$(1,254)	234	$(5.35)
Significant Items:
Indirect Tax Settlements and Discrete Tax Items		(305)		305		1.30
Goodwill and Other Asset Impairments	330	39		291		1.24
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	264	56		208		0.89
Pension Settlements and Curtailments	18	4		14		0.06
Environmental Remediation Charge	13	3		10		0.04
Legal Claims Related to Discontinued Operations	3	1		2		0.01
Asset Sales	2			2		0.01
One-time Legal Settlement	(34)	(8)		(26)		(0.11)

	596	(210)	—	806		3.44

As Adjusted	$(544)	$(100)	$4	$(448)	234	$(1.91)

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